Exhibit 99.1

ENOCHIAN BIOSCIENCES ANNOUNCES APPOINTMENT OF

DR. MARK DYBUL AS EXECUTIVE VICE-CHAIR

LOS ANGELES, CALIFORNIA – January 4, 2019 – Enochian Biosciences, Inc. (“Enochian”) a biopharmaceutical company focused on the development and commercialization of novel therapies for HIV/AIDS and oncology, announced today that the Company’s new Executive Vice Chair, Dr. Mark Dybul will be taking over the leadership of the Company following the departure of Eric Leire as Chief Executive Officer. Dr. Dybul had previously served as Chair of the Company’s Scientific Advisory Board beginning in August of 2017, and as a director since February of 2018.

“Enochian would like to congratulate Mark on his new position as Executive Vice-Chair. Mark has extensive experience in managing larger teams within growing organizations, and will be a key factor in building our organization and managing the clinical and regulatory process in commercializing our exciting science in both HIV/AIDS and oncology,” said René Sindlev, Chair of Enochian’s Board of Directors.

Dr. Dybul has worked on HIV and public health for nearly 30 years as a clinician, scientist, teacher, and administrator, currently as the Faculty Co-Director of the Center for Global Health and Quality since June of 2017, previously as the Executive Director of the Global Fund to Fight AIDS, Tuberculosis and Malaria from 2013 through May of 2017, and as the co-director of the Global Health Law Program at the O’Neill Institute for National and Global Health Law from 2009 through 2012. Dr. Dybul was one of the founding architects in the formation of the U.S. President’s Emergency Plan for AIDS Relief, better known as PEPFAR. After serving as Chief Medical officer, Assistant, Deputy and Acting Director, he was appointed as its leader in 2006, becoming U.S. Global AIDS Coordinator, with the rank of Ambassador at the level of an Assistant Secretary of State. He served until early 2009. Earlier in his career, after graduating from Georgetown Medical School in Washington D.C., Dr. Dybul joined the National Institute of Allergy and Infectious Diseases, as a research fellow under director Dr. Anthony Fauci, where he conducted basic and clinical studies on HIV virology, immunology and treatment optimization, including the first randomized, controlled trial with combination antiretroviral therapy in Africa. Dr. Dybul has written extensively in scientific and policy literature, and has received several Honorary Degrees and awards, including a Doctor of Science, Honoris Causa, from Georgetown University and is an active member of the National Academy of Medicine.

About Enochian

Enochian Biosciences is a biopharmaceutical company focused on the development and commercialization of novel therapies aimed to change the course of treatment in HIV/AIDS and cancer. Enochian’s lead candidate ENO-1001 (pre-IND) is a treatment for HIV/AIDS. ENO-2001 is an HIV vaccine in preclinical stage. Enochian’s additional compounds include ENO-4001 (Phase III), as well as ENO-4002 and ENO-3001, for prevention relapse in colon cancer patients, and ENO-5001, a genetically modified allogeneic dendritic cell-based therapy that is under development as a therapeutic cancer vaccine.

Forward-Looking Statements

Statements in this press release that are not strictly historical in nature are forward-looking statements. These statements are only predictions based on current information and expectations and involve a number of risks and uncertainties. All statements other than historical facts are forward-looking statements, which can be identified by the use of forward-looking terminology such as “believes, plans” “expects” or similar expressions. Actual events or results may differ materially from those projected in any of such statements due to various factors, including the risks set forth in Enochian’s most recent Annual Report on Form 10-K filed with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Enochian undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof.